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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to the Form S-4 of Millennium Chemicals Inc.
(the "Company") and Millennium America Inc. of our report dated January 26, 2001 relating to the consolidated financial statements, which appears in the Company's 2000 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated January 26, 2001 relating to the supplemental financial information of Millennium Chemicals Inc. and the financial statement schedule, which appear in such Annual Report on Form 10-K and Amendment No. 1 on Form 10-K/A.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
August 7, 2001